Pricing Supplement No. 62                       Filed pursuant to Rule 424(b)(5)
dated March 28, 2005.                                        File No. 333-112244
(To Prospectus dated September 7, 2004
and Prospectus Supplement dated
September 7, 2004)
This Pricing Supplement consists of 2
pages.

                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                           FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2005-041

                     5.00% CALLABLE NOTES DUE MARCH 15, 2012


The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:       $11,868,000.00           Interest Rate:                  5.00%

Price to Public:        100%                     Issuance Date:                  March 31, 2005

Net Proceeds to Trust:  $11,719,650.00           Stated Maturity Date:           March 15, 2012

Agent's Discount:       1.25%                    Initial Interest Payment Date:  September 15, 2005

CUSIP Number:           41659FCH5                Interest Payment Frequency:     Semi-Annually

Day Count Convention:   30/360                   Regular Record Dates:  15 days prior to an Interest Payment Date.


Optional Redemption:  Yes [X]  No [ ]            The Survivor's Option [X] is [ ] is not available
  Optional Redemption Date: March 15, 2007              Annual Put Limitation: $1 million or 1%
                            or any Interest             Individual Put Limitation: $250,000
                            Payment Date                Trust Put Limitation: N/A
                            thereafter.
  Initial Redemption Percentage:  100%
  Annual Percentage Reduction:    N/A
  Redemption may be: [X] In whole only.          Authorized Denominations: $1,000 integral amounts.
                     [ ] In whole or in part.

Securities Exchange Listing: None.

Special Tax Considerations: None.                Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:  Hartford Life Insurance Company

Funding Agreement:          FA-405041                 Interest Rate:        5.00%

Contract Payment:           $11,868,015.00            Effective Date:       March 31, 2005

Deposit Amount :            $11,719,665.00            Stated Maturity Date: March 15, 2012
(if different from
Contract Payment)

Day Count Convention:       30/360                    Initial Interest
                                                      Payment Date:         September 15, 2005

Special Tax Considerations: None.                     Interest Payment
                                                      Frequency:            Semi-Annually

Optional Redemption:        Yes [X]  No [ ]           Survivor Option:  Under the Funding Agreement, Hartford Life
Optional Redemption Date:   March 15, 2007 or any              Insurance Company [X] is  [ ] is not required
                Interest Payment Date thereafter.              to provide the Trust with amounts it needs to
         Initial Redemption Percentage: 100%                   honor valid exercises of the Survivor's Option.
         Annual Percentage Reduction:   N/A
         Redemption may be: [X] In whole only.        Other Provisions Relating to the Funding Agreement: None.
                            [ ] In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of March 31, 2005, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

            Standard & Poor's: AA-           Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.